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XenoPort, Inc.

(Name of Registrant as Specified In Its Charter)

Clinton Relational Opportunity Master Fund, L.P.

Clinton Magnolia Master Fund, Ltd.

GEH Capital, Inc.

Clinton Relational Opportunity, LLC

Clinton Group, Inc.

George E. Hall

Kevin J. Cameron

Rael Mazansky, M.D.

Charles A. Rowland, Jr.

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XenoPort Board Ignores Key Issue, Says Clinton Group

NEW YORK, May 22, 2014 /PRNewswire/ --  Clinton Group, Inc. ("Clinton Group") announced today that it has sent a letter to the stockholders of XenoPort, Inc. (Nasdaq: XNPT) in advance of the June 11, 2014 XenoPort annual meeting. The Clinton Group has nominated three independent professionals for the Board of Directors and is asking for the support of its fellow XenoPort stockholders.

The Clinton Group noted that XenoPort’s incumbent directors recently filed a lengthy slide presentation defending the existing Board, suggesting stockholders should be satisfied with the Company’s current plans and directors.

“In 49 slides, two letters and a proxy statement, the incumbent directors have managed to avoid the principal issue in this proxy contest: why is XenoPort stock down 80% in five years (and why does the Company have an enterprise value of a mere $100 million, despite $750 million in spending) and how can that be fixed?” said Gregory P. Taxin, President of Clinton Group. “In our view, adding three new directors to a Board of nine, to bring fresh insight and perspective to the Board room, is a good start.”

Clinton Group encourages its fellow stockholders to review the materials it has prepared for stockholders, which are available at https://okapivote.com/clintonxnpt/.

Clinton Group urges stockholders to vote for change at the annual meeting by returning the GOLD proxy card.

Stockholders with questions should contact Okapi Partners LLC at (212) 297-0720 or Toll-Free (855) 305-0857 or by email to XNPT@clinton.com.

A copy of the letter sent to XenoPort stockholders is included below:

May 22, 2014

To Our Fellow Stockholders of XenoPort:

I write on behalf of The Clinton Group Inc., which together with funds it manages (“Clinton Group"), is seeking to replace three members of XenoPort, Inc.'s ("XenoPort" or the “Company”) nine member Board of Directors.

In the five years ended yesterday, XenoPort stock was down 80% and has performed worse than the Nasdaq Biotechnology Index over almost any period one considers. Having spent more than $750 million since its inception in 1999, the Company now has an enterprise value of just $100 million. We believe some new Board members are in order.

The existing Board members, by contrast, believe the same group of directors who have overseen the past significant destruction of stockholder value should have the exclusive right to serve as the fiduciaries for stockholders going forward. They say they do not require any additional skills or assistance and do not want any help.

We respectfully disagree.

The current Board has now written a definitive proxy statement, sent two letters to stockholders and produced a 49-page presentation, all in an effort to defend the record of the current Board and convince you to reelect the Board’s incumbent directors. Perhaps indicative of their misplaced focus, nowhere in these materials does the Board address the performance of the stock. (They do, at least, acknowledge that they are “disappointed” with the price. Cold comfort for those of us who have lost money.) XenoPort is a public company and the directors are responsible for creating stockholder value. How many more letters and presentations can they produce that avoid the elephant in the room?

The Board does spend significant paper and ink on their biographies. Impressive though they may be, those biographies will not allow the stockholders to retire in comfort or pay for their kids’ college education. Results matter.

And the results have been alarming. The Company has racked up $500 million in aggregate losses since inception and has developed no compounds that have achieved commercial success. Amid a boom in biotechnology stocks, XenoPort has been left far, far behind, with a stock price that has been cut by two-thirds from its IPO price.

Unable to defend the stock price performance or, seemingly, dispute the need for fresh eyes in the Board room, the existing directors have instead created straw man arguments to defeat. Their letters and presentations have disingenuously misrepresented our views. So, let me set the record straight.

First, no matter who wins this proxy fight, the existing directors will continue to constitute a majority of the Board. The only way for our nominees to make a difference is for them to join the Board deliberation and convince other directors of the merits of an alternative path. While the existing directors apparently do not believe this sort of dialogue with experienced and knowledgeable professionals will be valuable, we expect such debate in the Board room might well help us all, and it certainly can’t hurt.

Second, XenoPort stockholders own Horizant. Nothing about this proxy fight nor our desire to see XenoPort’s future capital and human resources devoted fully to XenoPort’s promising compound, known as 829, will affect that. We do not understand the Board’s claim that we have suggested the Company “put[] all [its] eggs in one basket.” The XenoPort “basket” has two eggs at this point: Horizant and 829. We are hopeful Horizant is, as management believes, a valuable asset. Nothing would make us (or, we suspect, you) happier than XenoPort finding a partner or buyer for this asset.

The question is how should the Company spend its limited capital? We do not believe that further spending on Horizant is optimal. The Company has attempted to build a commercial effort around Horizant, something not easily done well by a science-focused, small biotechnology company like XenoPort. The goal of this effort, as we understand it, was to highlight the commercial value of Horizant and, of course, to generate revenue.

We believe the effort has failed on both fronts. Not a single analyst covering the Company writes that Horizant is more valuable now than it was before the Company started its commercial efforts. Indeed, three of four have lowered their estimated value for Horizant. And, the $8 million of spending on Horizant commercial efforts in Q1 generated only an incremental $220,000 of revenue.

But even that is not the point.

The point is: Will additional spending on Horizant create a sufficient return? We believe it will not. Horizant is worth something – we hope a lot – and that value is, in our view, unlikely to change with more spending. So far, the spending on Horizant appears to have reduced the value of XenoPort and, in the eyes of analysts, the value of Horizant. (We note that since the Company announced its plans to spend $30-40 million commercializing Horizant, the stock is down about 60%.) If the Company keeps spending $8 million a quarter to generate $220,000 in incremental revenue, XenoPort will be in a big hole, fast. We gently remind the Board of the First Rule of Holes: when you find yourself in one, the first thing you should do is stop digging.

We believe the Company should look to partner or sell Horizant and focus its scientific prowess on the further development of 829. By preserving the Company’s limited capital for this purpose, XenoPort can hopefully further develop and de-risk 829 (which we believe could be a blockbuster drug), without further diluting the current stockholders’ ownership of it. We believe capital spent on 829 has a very high probability-weighted return, the type of return we believe is expected and rewarded by biotechnology investors.

We ask for you to please support the modest changes to the Board we are proposing, so that independent and experienced professionals can review these capital allocation questions with fresh perspective. We frankly do not see how such a review could possibly hurt.

Please return the GOLD proxy card and call Okapi Partners with any questions. They can be reached at 855-305-0857 or XNPT@okapipartners.com.

Sincerely,

Gregory P. Taxin

President

About Clinton Group, Inc.

Clinton Group, Inc. is a Registered Investment Advisor based in New York City. The firm has been investing in global markets since its inception in 1991 with expertise that spans a wide range of investment styles and asset classes.

Important Additional Information

CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., CLINTON MAGNOLIA MASTER FUND, LTD., GEH CAPITAL, INC., CLINTON RELATIONAL OPPORTUNITY, LLC, CLINTON GROUP, INC. AND GEORGE E. HALL (COLLECTIVELY, "CLINTON") AND KEVIN J. CAMERON, RAEL MAZANSKY, M.D. AND CHARLES A. ROWLAND, JR. (TOGETHER WITH CLINTON, THE "PARTICIPANTS") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") ON APRIL 25, 2014 A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF XENOPORT, INC. (THE "COMPANY") FOR USE AT THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION BY THE PARTICIPANTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, OKAPI PARTNERS LLC, CLINTON'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (212) 297-0720 OR TOLL-FREE AT (855) 208-8902.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY CLINTON WITH THE SEC ON APRIL 25, 2014. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

CONTACT: N. Lennox, +1-212-825-0400.